Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.
Joe Gerardi	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 772-6446 x115	(212) 838-3777
http://www.angiodynamics.com/	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

ANGIODYNAMICS TO BE EXCLUSIVE DISTRIBUTOR OF SOTRADECOL IN
ALL U.S. MARKETS

QUEENSBURY, N.Y. (July 13, 2006) — AngioDynamics, Inc., (NASDAQ: ANGO) today announced that it has amended its agreement with Bioniche Pharma Group Limited to expand its market to be the sole distributor of Sotradecol™ for the treatment of small, uncomplicated varicose veins and other vascular indications in all markets in the United States. Bioniche has agreed to use all reasonable commercial efforts to terminate its relationships with other parties who sell or distribute Sotradecol in the U.S.

The amended agreement gives AngioDynamics exclusive rights to distribute Sotradecol to all markets, including all physicians, hospital pharmacies, group purchasing organizations, and wholesalers, in the United States. AngioDynamics is to be the sole source vendor for Sotradecol in the U.S. The previous agreement limited sales to interventional radiologists, vascular surgeons, general surgeons, and certain other physician specialties.

Sotradecol is the only FDA-approved, sodium tetradecyl sulfate injection in the United States. Sotradecol is used in sclerotherapy, a non-surgical procedure to treat unsightly spider veins. An estimated 1.7 million patients undergo sclerotherapy each year in the U.S. AngioDynamics estimates the current total sclerotherapy market size in the U.S. to be approximately $70 million. Compounded agents, including the non-FDA approved polidocanol, currently dominate the sclerotherapy market. Based on the amended agreement, AngioDynamics anticipates the incremental sales of Sotradecol to be at least $3.0 million in fiscal 2007.

Commenting for AngioDynamics, President and CEO, Eamonn P. Hobbs said, “We are thrilled that we are to be the only distributor of Sotradecol in the U.S. and that customers will now be certain as to where to purchase the product. This amended agreement allows us to provide greater treatment options to more physicians, helping them to better serve their patients who suffer from varicose veins. In addition to our laser system for the treatment of large varicose veins, we can now offer Sotradecol to all physicians in the U.S. for the treatment of smaller veins.”

David Doster, Product Manager for VenaCure® products remarked, “Sotradecol is a great addition to our VenaCure product line. This amendment will allow AngioDynamics to market Sotradecol to all physicians within the U.S., and we expect that it will significantly improve our position in the venous disease market by providing access to additional vein treatment centers and new vein treatment customers.”

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) is a leading provider of innovative medical devices used by interventional radiologists, vascular surgeons and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. AngioDynamics, Inc. designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic catheters, hemodialysis catheters, endovascular laser venous system products, PTA dilation balloon catheters, image-guided vascular access products, thrombolytic products and drainage products.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, results of pending patent litigation, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended May 28, 2005, may affect the actual results achieved by the Company.